EXHIBIT 99.1

Silver Triangle Building
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com

NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: August 2, 2012

Investor Relations: Douglas W. Busk
Senior Vice President and Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

NASDAQ Symbol: CACC

CREDIT ACCEPTANCE ANNOUNCES
SECOND QUARTER 2012 EARNINGS

Southfield, Michigan – August 2, 2012 – Credit Acceptance Corporation (NASDAQ: CACC) (referred to as the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) announced consolidated net income of $56.5 million, or $2.18 per diluted share, for the three months ended June 30, 2012 compared to consolidated net income of $44.8 million, or $1.72 per diluted share, for the same period in 2011.  For the six months ended June 30, 2012, consolidated net income was $106.9 million, or $4.10 per diluted share, compared to consolidated net income of $88.0 million, or $3.29 per diluted share, for the same period in 2011.

Adjusted net income, a non-GAAP financial measure, for the three months ended June 30, 2012 was $54.4 million, or $2.09 per diluted share, compared to $47.4 million, or $1.81 per diluted share, for the same period in 2011.  For the six months ended June 30, 2012, adjusted net income was $103.3 million, or $3.96 per diluted share, compared to adjusted net income of $93.6 million, or $3.49 per diluted share, for the same period in 2011.

Refer to our Form 10-Q, filed today with the Securities and Exchange Commission, which will appear on our website at creditacceptance.com, for a complete discussion of the results of operations and financial data for the three and six months ended June 30, 2012.

Webcast Details

We will host a webcast on August 2, 2012 at 5:00 p.m. Eastern Time to discuss second quarter 2012 results.  The webcast can be accessed live by visiting the “Investor Relations” section of our website at creditacceptance.com or by dialing 877-303-2904.  Additionally, a replay and transcript of the webcast will be archived in the “Investor Relations” section of our website.

Consumer Loan Performance

At the time a consumer loan is submitted to us for assignment, we forecast future expected cash flows from the consumer loan.  Based on the amount and timing of these forecasts and expected expense levels, an advance or one-time purchase payment is made to the related dealer at a price designed to achieve an acceptable return on capital.  If consumer loan performance equals or exceeds our initial expectation, it is likely our target return on capital will be achieved.

We use a statistical model to estimate the expected collection rate for each consumer loan at the time of assignment.  We continue to evaluate the expected collection rate of each consumer loan subsequent to assignment.  Our evaluation becomes more accurate as the consumer loans age, as we use actual performance data in our forecast.  By comparing our current expected collection rate for each consumer loan with the rate we projected at the time of assignment, we are able to assess the accuracy of our initial forecast.  The following table compares our forecast of consumer loan collection rates as of June 30, 2012, with the forecasts as of March 31, 2012, as of December 31, 2011, and at the time of assignment, segmented by year of assignment:

	Forecasted Collection Percentage as of				Variance in Forecasted Collection Percentage from
Consumer Loan Assignment Year	June 30, 2012	March 31, 2012	December 31, 2011	Initial Forecast	March 31, 2012	December 31, 2011	Initial Forecast
2003	73.8%	73.7%	73.7%	72.0%	0.1%	0.1%	1.8%
2004	73.0%	73.0%	73.0%	73.0%	0.0%	0.0%	0.0%
2005	73.6%	73.6%	73.6%	74.0%	0.0%	0.0%	-0.4%
2006	70.0%	70.0%	70.0%	71.4%	0.0%	0.0%	-1.4%
2007	68.1%	68.1%	68.1%	70.7%	0.0%	0.0%	-2.6%
2008	70.3%	70.1%	70.0%	69.7%	0.2%	0.3%	0.6%
2009	79.6%	79.5%	79.4%	71.9%	0.1%	0.2%	7.7%
2010	77.1%	76.9%	76.8%	73.6%	0.2%	0.3%	3.5%
2011	73.6%	73.0%	73.2%	72.5%	0.6%	0.4%	1.1%
2012 (1)	71.9%	70.5%	-	71.2%	1.4%	-	0.7%

(1)
The forecasted collection rate for 2012 consumer loans as of June 30, 2012 includes both consumer loans that were in our portfolio as of March 31, 2012 and consumer loans assigned during the most recent quarter.  The following table provides forecasted collection rates for each of these segments:

	Forecasted Collection Percentage as of
2012 Consumer Loan Assignment Period	June 30, 2012	March 31, 2012	Variance
January 1, 2012 through March 31, 2012	72.2%	70.5%	1.7%
April 1, 2012 through June 30, 2012	71.4%	-	-

Consumer loans assigned in 2003, 2009, 2010 and 2011 have yielded forecasted collection results materially better than our initial estimates, while consumer loans assigned in 2006 and 2007 have yielded forecasted collection results materially worse than our initial estimates.  For all other assignment years presented, actual results have been very close to our initial estimates.  For the three months ended June 30, 2012, forecasted collection rates improved for consumer loans assigned during 2008 and 2010 through 2012 and were generally consistent with expectations at the start of the period for all other assignment years presented.  For the six months ended June 30, 2012, forecasted collection rates improved for consumer loans assigned during 2008 through 2012 and were generally consistent with expectations at the start of the period for all other assignment years presented.

Forecasting collection rates precisely at loan inception is difficult.  With this in mind, we establish advance rates that are intended to allow us to achieve acceptable levels of profitability, even if collection rates are less than we currently forecast.

The following table presents forecasted consumer loan collection rates, advance rates, the spread (the forecasted collection rate less the advance rate), and the percentage of the forecasted collections that had been realized as of June 30, 2012.  All amounts, unless otherwise noted, are presented as a percentage of the initial balance of the consumer loan (principal + interest).  The table includes both dealer loans and purchased loans.

	As of June 30, 2012
Consumer Loan Assignment Year	Forecasted Collection %	Advance % (1)	Spread %	% of Forecast Realized (2)
2003	73.8%	43.4%	30.4%	99.6%
2004	73.0%	44.0%	29.0%	99.5%
2005	73.6%	46.9%	26.7%	99.3%
2006	70.0%	46.6%	23.4%	98.6%
2007	68.1%	46.5%	21.6%	97.4%
2008	70.3%	44.6%	25.7%	95.2%
2009	79.6%	43.9%	35.7%	90.6%
2010	77.1%	44.7%	32.4%	68.0%
2011	73.6%	45.5%	28.1%	36.0%
2012	71.9%	45.8%	26.1%	8.7%

(1)
Represents advances paid to dealers on consumer loans assigned under our portfolio program and one-time payments made to dealers to purchase consumer loans assigned under our purchase program as a percentage of the initial balance of the consumer loans.  Payments of dealer holdback and accelerated dealer holdback are not included.

(2)	Presented as a percentage of total forecasted collections.

The risk of a material change in our forecasted collection rate declines as the consumer loans age.  For 2009 and prior consumer loan assignments, the risk of a material forecast variance is modest, as we have currently realized in excess of 90% of the expected collections.  Conversely, the forecasted collection rates for more recent consumer loan assignments are less certain as a significant portion of our forecast has not been realized.

The spread between the forecasted collection rate and the advance rate declined during the 2004 through 2007 period as we increased advance rates during this period in response to a more difficult competitive environment.  During 2008 and 2009, the spread increased as the competitive environment improved, and we reduced advance rates.  In addition, during 2009, the spread was positively impacted by better than expected consumer loan performance.  During the 2010 through 2012 period, the spread decreased as we increased advance rates during this period in an attempt to maximize the amount of economic profit we generate in response to an increase in the amount of capital available to fund new loans.

The following table presents forecasted consumer loan collection rates, advance rates, and the spread (the forecasted collection rate less the advance rate) as of June 30, 2012 for dealer loans and purchased loans separately.  All amounts are presented as a percentage of the initial balance of the consumer loan (principal + interest).

	Consumer Loan Assignment Year	Forecasted Collection %	Advance % (1)	Spread %
Dealer loans	2007	68.0%	45.8%	22.2%
	2008	70.8%	43.3%	27.5%
	2009	79.6%	43.5%	36.1%
	2010	77.1%	44.4%	32.7%
	2011	73.5%	45.3%	28.2%
	2012	71.8%	45.4%	26.4%

Purchased loans	2007	68.4%	49.1%	19.3%
	2008	69.4%	46.7%	22.7%
	2009	79.5%	45.3%	34.2%
	2010	77.0%	46.5%	30.5%
	2011	74.2%	47.6%	26.6%
	2012	72.7%	50.5%	22.2%

(1)
Represents advances paid to dealers on consumer loans assigned under our portfolio program and one-time payments made to dealers to purchase consumer loans assigned under our purchase program as a percentage of the initial balance of the consumer loans.  Payments of dealer holdback and accelerated dealer holdback are not included.

The advance rates presented for each consumer loan assignment year change over time due to the impact of transfers between dealer and purchased loans.  Under our portfolio program, certain events may result in dealers forfeiting their rights to dealer holdback.  We transfer the dealer’s consumer loans from the dealer loan portfolio to the purchased loan portfolio in the period this forfeiture occurs.

Although the advance rate on purchased loans is higher as compared to the advance rate on dealer loans, purchased loans do not require us to pay dealer holdback.

Consumer Loan Volume

The following table summarizes changes in consumer loan assignment volume in each of the last six quarters as compared to the same period in the previous year:

	Year over Year Percent Change
Three Months Ended	Unit Volume	Dollar Volume (1)
March 31, 2011	36.7%	59.3%
June 30, 2011	28.7%	41.3%
September 30, 2011	28.6%	40.5%
December 31, 2011	25.3%	32.1%
March 31, 2012	10.6%	10.7%
June 30, 2012	7.3%	7.9%

(1)
Represents advances paid to dealers on consumer loans assigned under our portfolio program and one-time payments made to dealers to purchase consumer loans assigned under our purchase program.  Payments of dealer holdback and accelerated dealer holdback are not included.

Consumer loan assignment volumes depend on a number of factors including (1) the overall demand for our product, (2) the amount of capital available to fund new loans, and (3) our assessment of the volume that our infrastructure can support.  Our pricing strategy is intended to maximize the amount of economic profit we generate, within the confines of capital and infrastructure constraints.

Unit and dollar volumes grew 7.3% and 7.9%, respectively, during the second quarter of 2012 as the number of active dealers grew 27.0% and average volume per active dealer declined 15.3%.  We believe the decline in volume per dealer is the result of increased competition.  We increased advance rates on April 1, 2012, which positively impacted unit and dollar volumes while reducing the return on capital we expect to earn on new assignments.  We believe this advance rate increase had a positive impact on economic profit as we believe the positive impact of the increased dollar volume exceeded the negative impact of the reduced return on capital.  Unit volume for the one month ended July 31, 2012 increased by 15.9% as compared to the same period in 2011.

The following table summarizes the changes in consumer loan unit volume and active dealers:

	For the Three Months Ended June 30,
	2012	2011	% Change
Consumer loan unit volume	44,939	41,867	7.3%
Active dealers (1)	3,687	2,903	27.0%
Average volume per active dealer	12.2	14.4	-15.3%

(1)	Active dealers are dealers who have received funding for at least one dealer loan or purchased loan during the period.

The following table provides additional information on the changes in consumer loan unit volume and active dealers:

	For the Three Months Ended June 30,
	2012	2011	% Change
Consumer loan unit volume from dealers active both periods	33,092	36,801	-10.1%
Dealers active both periods	2,185	2,185	-
Average volume per dealers active both periods	15.1	16.8	-10.1%

Consumer loan unit volume from new dealers	2,085	1,826	14.2%
New active dealers (1)	474	323	46.7%
Average volume per new active dealers	4.4	5.7	-22.8%

Attrition (2)	-12.1%	-11.1%

(1)	New active dealers are dealers who enrolled in our program and have received funding for their first dealer loan or purchased loan from us during the period.
(2)
Attrition is measured according to the following formula:  decrease in consumer loan unit volume from dealers who have received funding for at least one dealer loan or purchased loan during the comparable period of the prior year but did not receive funding for any dealer loans or purchased loans during the current period divided by prior year comparable period consumer loan unit volume.

Consumer loans are assigned to us as either dealer loans through our portfolio program or purchased loans through our purchase program.  The following table summarizes the portion of our consumer loan volume that was assigned to us as dealer loans:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Dealer loan unit volume as a percentage of total unit volume	93.6%	92.1%	93.4%	92.5%
Dealer loan dollar volume as a percentage of total dollar volume (1)	92.1%	89.9%	91.7%	90.6%

(1)
Represents advances paid to dealers on consumer loans assigned under our portfolio program and one-time payments made to dealers to purchase consumer loans assigned under our purchase program.  Payments of dealer holdback and accelerated dealer holdback are not included.

For the three and six months ended June 30, 2012, dealer loan unit and dollar volume as a percentage of total unit and dollar volume were generally consistent with the same periods in 2011.

As of June 30, 2012 and December 31, 2011, the net dealer loans receivable balance was 87.3% and 85.4%, respectively, of the total net loans receivable balance.

Stock Repurchases

During the second quarter of 2012, we commenced a tender offer to repurchase 1.0 million shares of our common stock at a price of $84.45 per share.  Upon expiration of the tender offer during the second quarter of 2012, we repurchased 1.0 million common shares at a cost of $84.5 million.  As of June 30, 2012, accounts payable and accrued liabilities within our consolidated balance sheet included a payable of $84.5 million related to the settlement of this repurchase transaction.  The settlement during the third quarter of 2012 was financed by borrowing under our revolving secured line of credit facility.

Adjusted Financial Results

Adjusted financial results are provided to help shareholders understand our financial performance.  The financial data below is non-GAAP, unless labeled otherwise.  We use adjusted financial information internally to measure financial performance and to determine incentive compensation.  The table below shows our results following adjustments to reflect non-GAAP accounting methods.  Material adjustments are explained in the table footnotes and the subsequent “Floating Yield Adjustment” section.  Measures such as adjusted average capital, adjusted net income, adjusted net income per diluted share, adjusted net income plus interest expense after-tax, adjusted return on capital, adjusted revenue, operating expenses, and economic profit are all non-GAAP financial measures.  These non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.

Adjusted financial results for the three and six months ended June 30, 2012, compared to the same periods in 2011, include the following:

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
(Dollars in thousands, except per share data)	2012	2011	% Change	2012	2011	% Change
Adjusted average capital	$1,720,943	$1,345,826	27.9%	$1,661,767	$1,275,933	30.2%
Adjusted net income	$54,353	$47,352	14.8%	$103,315	$93,591	10.4%
Adjusted interest expense after-tax	$9,859	$9,419	4.7%	$19,443	$17,371	11.9%
Adjusted net income plus interest expense after-tax	$64,212	$56,771	13.1%	$122,758	$110,962	10.6%
Adjusted return on capital	14.9%	16.9%	-11.8%	14.8%	17.4%	-14.9%
Cost of capital	5.6%	6.5%	-13.8%	5.7%	6.8%	-16.2%
Economic profit	$39,984	$34,985	14.3%	$75,361	$67,880	11.0%
GAAP diluted weighted average shares outstanding	25,980	26,111	-0.5%	26,083	26,796	-2.7%
Adjusted net income per diluted share	$2.09	$1.81	15.5%	$3.96	$3.49	13.5%

Economic profit increased 14.3% and 11.0% for the three and six months ended June 30, 2012, respectively, as compared to the same periods in 2011.  Economic profit is a function of the return on capital in excess of the cost of capital and the amount of capital invested in the business.  The following table summarizes the impact each of these components had on the increase in economic profit for the three and six months ended June 30, 2012, as compared to the same periods in 2011:

	Year over Year Change in Economic Profit
(In thousands)	For the Three Months Ended June 30, 2012	For the Six Months Ended June 30, 2012
Increase in adjusted average capital	$9,751	$20,527
Decrease in cost of capital	3,630	8,713
Decrease in adjusted return on capital	(8,382)	(21,759)
Increase in economic profit	$4,999	$7,481

The increase in economic profit for the three months ended June 30, 2012, as compared to the same period in 2011, was the result of the following:

•	An increase in adjusted average capital of 27.9% due to growth in our loan portfolio primarily as a result of an increase in active dealers.
•	A decrease in our cost of capital of 90 basis points primarily due to a decline in the average cost of equity resulting from a decline in the average 30 year treasury rate.
•	A decrease in our adjusted return on capital of 200 basis points primarily as a result of the following:
•
Finance charges decreased as a percentage of adjusted average capital primarily as a result of a decrease in the yield on our loan portfolio due to higher advance rates on consumer loans assigned in 2011 and 2012.  The decrease in finance charges negatively impacted the adjusted return on capital by 170 basis points.

•
Other income decreased as a percentage of adjusted average capital primarily as a result of a decrease in Guaranteed Asset Protection (“GAP”) profit sharing income from $1.9 million in the second quarter of 2011 to $0.9 million in the second quarter of 2012.  As a result of a change in our revenue recognition during the second quarter of 2011, GAP profit sharing income was elevated in the prior year period.  The decrease in other income negatively impacted the adjusted return on capital by 30 basis points.

•	Operating expenses increased by 27.4% but remained flat as a percentage of adjusted average capital at 8.2% in both periods. The 27.4% increase ($7.6 million) in operating expenses included:
o
An increase in salaries and wages expense of $5.0 million, or 32.5%, which included a $3.1 million increase in stock-based compensation expense primarily attributable to the 15 year stock award granted to our Chief Executive Officer during the first quarter of the year.  Salaries and wages, excluding the increase in stock-based compensation, increased $1.9 million including an increase of $1.0 million in loan servicing, $0.5 million in loan originations and $0.4 million for support functions.

o	An increase in sales and marketing expense of $1.8 million, or 31.6%, primarily as a result of the increase in the size of our field sales force.
o
An increase in general and administrative expense of $0.8 million, or 11.5%, primarily due to a $0.3 million increase in information technology expenses and an increase in legal expenses of $0.2 million.

The increase in economic profit for the six months ended June 30, 2012, as compared to the same period in 2011, was the result of the following:

•	An increase in adjusted average capital of 30.2% due to growth in our loan portfolio primarily as a result of an increase in active dealers.
•	A decrease in our cost of capital of 110 basis points primarily due to a decline in the average cost of equity resulting from a decline in the average 30 year treasury rate.
•	A decrease in our adjusted return on capital of 260 basis points primarily as a result of the following:
•
Finance charges decreased as a percentage of adjusted average capital primarily as a result of a decrease in the yield on our loan portfolio due to higher advance rates on consumer loans assigned in 2011 and 2012.  The decrease in finance charges negatively impacted the adjusted return on capital by 220 basis points.

•
Other income decreased as a percentage of adjusted average capital primarily as a result of a decrease in GAP profit sharing income from $5.6 million in the first two quarters of 2011 to $1.1 million in the first two quarters of 2012.  The decrease is primarily the result of the change we made to our revenue recognition during the second quarter of 2011 to begin recognizing this income as earned over the life of the GAP contracts.  As a result of this change, 2011 included both the recognition of the annual profit sharing payment received during the first quarter of 2011 ($3.7 million) and the recognition of future profit sharing payments earned during the first two quarters of 2011 ($1.9 million).  In addition, profit sharing income for the first quarter of 2012 was reduced by a $0.5 million reversal of previously recognized income as a result of a change in our profit sharing arrangement.  The decrease in other income negatively impacted the adjusted return on capital by 60 basis points.

•
Operating expenses decreased as a percentage of adjusted average capital as operating expenses grew 25.1% while average capital grew 30.2%.  The 25.1% increase ($14.0 million) in operating expenses included:

o
An increase in salaries and wages of 26.5% ($8.3 million) which included a $3.4 million increase in stock-based compensation expense primarily attributable to the 15 year stock award granted to our Chief Executive Officer during the first quarter of the year and a $1.1 million increase in fringe benefits, primarily related to medical claims. Salaries and wages, excluding the increase in stock-based compensation and fringe benefits, increased $3.8 million including an increase of $2.3 million in loan servicing and $1.2 million for support functions.

o	An increase in sales and marketing expenses of 26.0% ($3.2 million) as a result of the increase in the size of the field sales force.
o
An increase in general and administrative expenses of 20.8% ($2.5 million) due to an increase in legal expenses of $0.9 million, a $0.9 million increase in information technology expenses and a $0.6 million larger expense recorded for property taxes as a result of a property tax refund recognized in the first quarter of 2011.

The following table shows adjusted revenue and operating expenses as a percentage of adjusted average capital, the adjusted return on capital, and the percentage change in adjusted average capital for each of the last eight quarters, compared to the same periods in the prior year:

	For the Three Months Ended
	Jun. 30, 2012	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	Jun. 30, 2011	Mar. 31, 2011	Dec. 31, 2010	Sept. 30, 2010
Adjusted revenue as a percentage of adjusted average capital	31.9%	31.8%	33.2%	33.9%	35.0%	37.9%	38.1%	38.0%
Operating expenses as a percentage of adjusted average capital	8.2%	8.6%	7.6%	7.8%	8.2%	9.3%	9.5%	10.4%
Adjusted return on capital	14.9%	14.6%	16.1%	16.4%	16.9%	18.0%	18.1%	17.4%
Percentage change in adjusted average capital compared to the same period in the prior year	27.9%	32.9%	33.9%	30.6%	26.0%	19.2%	14.1%	8.7%

The adjusted return on capital for the three months ended June 30, 2012, as compared to the three months ended March 31, 2012, increased 30 basis points primarily as a result of a decrease in operating expenses as a percentage of average capital.  Operating expenses grew 2.0% ($0.7 million) while average capital grew 7.4%.  The increase in operating expenses was primarily the result of a 5.2% ($1.0 million) increase in salaries and wages.  The increase in salaries and wages includes a 354.4% ($2.9 million) increase in stock-based compensation expense primarily related to the stock award granted to our Chief Executive Officer during the first quarter of 2012.  We recorded $3.2 million in stock-based compensation expense related to this award during the second quarter of 2012 compared to $0.2 million in the first quarter of 2012.  While the total expense of this award over the next 15 years will be $53.3 million, if all performance targets are achieved in the periods currently estimated, GAAP accounting requires us to record the expense as follows:

(In thousands)
Year Ended December 31,	Total
2012	$10,005
2013	10,117
2014	7,573
2015	5,980
2016	4,694
2017-2027	14,881
Total	$53,250

Salaries and wages also includes a 53.0% ($1.1 million) decrease in payroll taxes primarily as a result of the first quarter seasonal impact of both taxes that are subject to income limitations and the annual vesting of equity awards and a 29.3% ($0.6 million) decrease in bonus expense primarily due to an additional accrual made during the first quarter of 2012 to cover year-end cash incentive compensation.

The following tables show how non-GAAP measures reconcile to GAAP measures.  All after-tax adjustments are calculated using a 37% tax rate as we estimate that to be our long term average effective tax rate.  Certain amounts do not recalculate due to rounding.

	For the Three Months Ended
(In thousands, except per share data)	Jun. 30, 2012	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	Jun. 30, 2011	Mar. 31, 2011	Dec. 31, 2010	Sept. 30, 2010
Adjusted net income
GAAP net income	$56,513	$50,338	$50,049	$49,960	$44,844	$43,191	$46,980	$42,047
Floating yield adjustment (after-tax)	(1,801)	(699)	810	(449)	2,817	3,822	(10)	(1,526)
Program fee yield adjustment (after-tax)	-	-	228	33	35	43	49	61
Adjustment to record taxes at 37%	(359)	(677)	261	(399)	(344)	(817)	(3,380)	(974)
Adjusted net income	$54,353	$48,962	$51,348	$49,145	$47,352	$46,239	$43,639	$39,608

Adjusted net income per diluted share	$2.09	$1.86	$1.96	$1.88	$1.81	$1.68	$1.57	$1.39
Diluted weighted average shares outstanding	25,980	26,284	26,259	26,136	26,111	27,489	27,865	28,452

Adjusted revenue
GAAP total revenue	$151,781	$142,404	$137,976	$133,739	$129,965	$123,512	$115,433	$111,661
Floating yield adjustment	(2,859)	(1,110)	1,286	(712)	4,472	6,067	(16)	(2,423)
Program fee yield adjustment	-	-	361	53	56	67	77	97
Provision for credit losses	(2,746)	(5,264)	(6,569)	(4,565)	(8,953)	(8,921)	(1,978)	24
Provision for claims	(9,030)	(8,552)	(7,666)	(8,363)	(7,771)	(6,599)	(5,823)	(6,112)
Adjusted revenue	$137,146	$127,478	$125,388	$120,152	$117,769	$114,126	$107,693	$103,247

Adjusted average capital
GAAP average debt	$1,126,456	$1,031,160	$985,668	$941,531	$918,153	$723,781	$676,978	$645,383
GAAP average shareholders' equity	585,102	558,829	516,806	467,290	418,402	476,281	448,825	437,288
Floating yield adjustment	9,385	12,601	10,530	11,139	9,549	6,294	4,280	5,230
Program fee yield adjustment	-	-	(179)	(244)	(278)	(317)	(362)	(417)
Adjusted average capital	$1,720,943	$1,602,590	$1,512,825	$1,419,716	$1,345,826	$1,206,039	$1,129,721	$1,087,484

Adjusted revenue as a percentage of adjusted average capital	31.9%	31.8%	33.2%	33.9%	35.0%	37.9%	38.1%	38.0%

Adjusted interest expense
GAAP interest expense	$15,649	$15,212	$15,063	$14,600	$14,950	$12,623	$11,742	$12,038
Adjustment to record tax effect at 37%	(5,790)	(5,628)	(5,573)	(5,402)	(5,531)	(4,671)	(4,344)	(4,454)
Adjusted interest expense (after-tax)	$9,859	$9,584	$9,490	$9,198	$9,419	$7,952	$7,398	$7,584

	For the Three Months Ended
(In thousands, except per share data)	Jun. 30, 2012	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	Jun. 30, 2011	Mar. 31, 2011	Dec. 31, 2010	Sept. 30, 2010
Adjusted return on capital
Adjusted net income	$54,353	$48,962	$51,348	$49,145	$47,352	$46,239	$43,639	$39,608
Adjusted interest expense (after-tax)	9,859	9,584	9,490	9,198	9,419	7,952	7,398	7,584
Adjusted net income plus interest expense (after-tax)	$64,212	$58,546	$60,838	$58,343	$56,771	$54,191	$51,037	$47,192

Adjusted return on capital (1)	14.9%	14.6%	16.1%	16.4%	16.9%	18.0%	18.1%	17.4%

Economic profit
Adjusted return on capital	14.9%	14.6%	16.1%	16.4%	16.9%	18.0%	18.1%	17.4%
Cost of capital (2)	5.6%	5.8%	5.8%	6.2%	6.5%	7.1%	6.8%	6.7%
Adjusted return on capital in excess of cost of capital	9.3%	8.8%	10.3%	10.2%	10.4%	10.9%	11.3%	10.7%
Adjusted average capital	$1,720,943	$1,602,590	$1,512,825	$1,419,716	$1,345,826	$1,206,039	$1,129,721	$1,087,484
Economic profit	$39,984	$35,377	$38,889	$36,374	$34,985	$32,895	$31,765	$29,085

Operating expenses
GAAP salaries and wages	$20,406	$19,404	$15,636	$15,929	$15,402	$16,071	$15,034	$16,133
GAAP general and administrative	7,257	7,409	7,439	6,044	6,509	5,633	6,762	7,208
GAAP sales and marketing	7,596	7,753	5,752	5,587	5,772	6,409	5,045	4,972
Operating expenses	$35,259	$34,566	$28,827	$27,560	$27,683	$28,113	$26,841	$28,313

Operating expenses as a percentage of adjusted average capital	8.2%	8.6%	7.6%	7.8%	8.2%	9.3%	9.5%	10.4%

Percentage change in adjusted average capital compared to the same period in the prior year	27.9%	32.9%	33.9%	30.6%	26.0%	19.2%	14.1%	8.7%

	For the Six Months Ended June 30,
(In thousands, except per share data)	2012	2011

Adjusted net income
GAAP net income	$106,851	$88,035
Floating yield adjustment (after-tax)	(2,500)	6,639
Program fee yield adjustment (after-tax)	-	78
Adjustment to record taxes at 37%	(1,036)	(1,161)
Adjusted net income	$103,315	$93,591

Adjusted net income per diluted share	$3.96	$3.49
Diluted weighted average shares outstanding	26,083	26,796

Adjusted average capital
GAAP average debt	$1,078,808	$820,967
GAAP average shareholders' equity	571,966	447,342
Floating yield adjustment	10,993	7,922
Program fee yield adjustment	-	(298)
Adjusted average capital	$1,661,767	$1,275,933

Adjusted interest expense
GAAP interest expense	$30,861	$27,573
Adjustment to record tax effect at 37%	(11,419)	(10,202)
Adjusted interest expense (after-tax)	$19,442	$17,371

Adjusted return on capital
Adjusted net income	$103,315	$93,591
Adjusted interest expense (after-tax)	19,443	17,371
Adjusted net income plus interest expense (after-tax)	$122,758	$110,962

Adjusted return on capital (1)	14.8%	17.4%

Economic profit
Adjusted return on capital	14.8%	17.4%
Cost of capital (2)	5.7%	6.8%
Adjusted return on capital in excess of cost of capital	9.1%	10.6%
Adjusted average capital	$1,661,767	$1,275,933
Economic profit	$75,361	$67,880

(1)	Adjusted return on capital is defined as annualized adjusted net income plus adjusted interest expense after-tax divided by adjusted average capital.

(2)
The cost of capital includes both a cost of equity and a cost of debt.  The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt.  The formula utilized for determining the cost of equity capital is as follows: (the average 30 year treasury rate + 5%) + [(1 – tax rate) x (the average 30 year treasury rate + 5% – pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)].  For the periods presented, the average 30 year treasury rate and the adjusted pre-tax average cost of debt were as follows:

	For the Three Months Ended
	Jun. 30, 2012	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	Jun. 30, 2011	Mar. 31, 2011	Dec. 31, 2010	Sept. 30, 2010
Average 30 year treasury rate	3.0%	3.1%	3.0%	3.8%	4.4%	4.5%	4.1%	3.8%
Adjusted pre-tax average cost of debt	5.6%	5.9%	6.1%	6.2%	6.5%	7.0%	6.9%	7.5%

	For the Six Months Ended June 30,
	2012	2011
Average 30 year treasury rate	3.0%	4.4%
Adjusted pre-tax average cost of debt	5.7%	6.7%

Floating Yield Adjustment

The purpose of this adjustment is to modify the calculation of our GAAP-based finance charge revenue so that favorable and unfavorable changes in expected cash flows from loans receivable are treated consistently.  To make the adjustment understandable, we must first explain how GAAP requires us to account for finance charge revenue, our primary revenue source.

The finance charge revenue we will recognize over the life of the loan equals the cash inflows from our loan portfolio less cash outflows to acquire the loans.  Our GAAP finance charge revenue is based on estimates of future cash flows and is recognized on a level-yield basis over the estimated life of the loan.  With the level-yield approach, the amount of finance charge revenue recognized from a loan in a given period, divided by the loan asset, is a constant percentage.  Under GAAP, favorable changes in expected cash flows are treated as increases to the yield and are recognized over time, while unfavorable changes are recorded as a current period expense.  The non-GAAP methodology that we use (the “floating yield” method) is identical to the GAAP approach except that, under the “floating yield” method, all changes in expected cash flows (both positive and negative) are treated as yield adjustments and therefore impact earnings over time.  The GAAP treatment always results in a lower carrying value of the loan receivable asset, but may result in either higher or lower earnings for any given period depending on the timing and amount of expected cash flow changes.

We believe adjusted earnings, which include the floating yield adjustment, are a more accurate reflection of the performance of our business, since both favorable and unfavorable changes in estimated cash flows are treated consistently.

Cautionary Statement Regarding Forward-Looking Information

We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements.  Statements in this release that are not historical facts, such as those using terms like “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan,” “target” and those regarding our future results, plans and objectives, are “forward-looking statements” within the meaning of the federal securities laws.  These forward-looking statements represent our outlook only as of the date of this release.  Actual results could differ materially from these forward-looking statements since the statements are based on our current expectations, which are subject to risks and uncertainties.  Factors that might cause such a difference include, but are not limited to, the factors set forth in Item 1A to our Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission on February 24, 2012, as amended in Item 1A of Part II of our Form 10-Q for the quarter ended June 30, 2012, filed with the Securities and Exchange Commission on August 2, 2012, other risk factors discussed herein or listed from time to time in our reports filed with the Securities and Exchange Commission and the following:

•	Our inability to accurately forecast and estimate the amount and timing of future collections could have a material adverse effect on results of operations.

•	We may be unable to execute our business strategy due to current economic conditions.

•	We may be unable to continue to access or renew funding sources and obtain capital needed to maintain and grow our business.

•	The terms of our debt limit how we conduct our business.

•	A violation of the terms of our asset-backed secured financing facilities or revolving secured warehouse facilities could have a materially adverse impact on our operations.

•
The conditions of the U.S. and international capital markets may adversely affect lenders with which we have relationships, causing us to incur additional costs and reducing our sources of liquidity, which may adversely affect our financial position, liquidity and results of operations.

•	Our substantial debt could negatively impact our business, prevent us from satisfying our debt obligations and adversely affect our financial condition.

•	Due to competition from traditional financing sources and non-traditional lenders, we may not be able to compete successfully.

•	We may not be able to generate sufficient cash flows to service our outstanding debt and fund operations and may be forced to take other actions to satisfy our obligations under such debt.

•	Interest rate fluctuations may adversely affect our borrowing costs, profitability and liquidity.

•
Reduction in our credit rating could increase the cost of our funding from, and restrict our access to, the capital markets and adversely affect our liquidity, financial condition and results of operations.

•	We may incur substantially more debt and other liabilities. This could exacerbate further the risks associated with our current debt levels.

•	The regulation to which we are or may become subject could result in a material adverse effect on our business.

•
Adverse changes in economic conditions, the automobile or finance industries, or the non-prime consumer market could adversely affect our financial position, liquidity and results of operations, the ability of key vendors that we depend on to supply us with services, and our ability to enter into future financing transactions.

•	Litigation we are involved in from time to time may adversely affect our financial condition, results of operations and cash flows.

•	Changes in tax laws and the resolution of uncertain income tax matters could have a material adverse effect on our results of operations and cash flows from operations.

•	Our operations are dependent on technology.

•	Reliance on third parties to administer our ancillary product offerings could adversely affect our business and financial results.

•	We are dependent on our senior management and the loss of any of these individuals or an inability to hire additional team members could adversely affect our ability to operate profitably.

•	Our reputation is a key asset to our business, and our business may be affected by how we are perceived in the marketplace.

•	The concentration of our dealers in several states could adversely affect us.

•	Failure to properly safeguard confidential consumer information could subject us to liability, decrease our profitability and damage our reputation.

•
Our Chairman and founder controls a significant percentage of our common stock, has the ability to significantly influence matters requiring shareholder approval and has interests which may conflict with the interests of our other security holders.

•	Reliance on our outsourced business functions could adversely affect our business.

•
Natural disasters, acts of war, terrorist attacks and threats or the escalation of military activity in response to these attacks or otherwise may negatively affect our business, financial condition and results of operations.

Other factors not currently anticipated by management may also materially and adversely affect our results of operations.  We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information, future events or otherwise, except as required by applicable law.

Description of Credit Acceptance Corporation

Since 1972, Credit Acceptance has offered automobile dealers financing programs that enable them to sell vehicles to consumers, regardless of their credit history.  Our financing programs are offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.

Without our financing programs, consumers are often unable to purchase a vehicle or they purchase an unreliable one.  Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our programs is that we provide a significant number of our consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing.  Credit Acceptance is publicly traded on the NASDAQ under the symbol CACC.  For more information, visit creditacceptance.com.

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In thousands, except per share data)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Revenue:
Finance charges	$134,002	$113,830	$260,068	$220,333
Premiums earned	12,011	10,190	22,781	18,733
Other income	5,768	5,945	11,336	14,411
Total revenue	151,781	129,965	294,185	253,477
Costs and expenses:
Salaries and wages	20,406	15,402	39,810	31,473
General and administrative	7,257	6,509	14,666	12,142
Sales and marketing	7,596	5,772	15,349	12,181
Provision for credit losses	2,710	8,928	7,957	17,844
Interest	15,649	14,950	30,861	27,573
Provision for claims	9,030	7,771	17,582	14,370
Total costs and expenses	62,648	59,332	126,225	115,583
Income before provision for income taxes	89,133	70,633	167,960	137,894
Provision for income taxes	32,620	25,789	61,109	49,859
Net income	$56,513	$44,844	$106,851	$88,035

Net income per share:
Basic	$2.18	$1.73	$4.11	$3.31
Diluted	$2.18	$1.72	$4.10	$3.29

Weighted average shares outstanding:
Basic	25,926	25,975	25,993	26,582
Diluted	25,980	26,111	26,083	26,796

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)	As of
	June 30, 2012	December 31, 2011
	(Unaudited)
ASSETS:
Cash and cash equivalents	$5,150	$4,657
Restricted cash and cash equivalents	128,382	104,679
Restricted securities available for sale	885	810

Loans receivable (including $5,194 and $4,949 from affiliates as of June 30, 2012 and December 31, 2011, respectively)	1,977,794	1,752,891
Allowance for credit losses	(161,905)	(154,318)
Loans receivable, net	1,815,889	1,598,573

Property and equipment, net	21,984	18,472
Income taxes receivable	524	506
Other assets	30,113	30,901
Total Assets	$2,002,927	$1,758,598

LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
Accounts payable and accrued liabilities	$190,175	$95,858
Revolving secured line of credit	13,100	43,900
Secured financing	764,450	599,281
Mortgage note	4,166	4,288
Senior notes	350,330	350,378
Deferred income taxes, net	134,448	123,449
Income taxes payable	5,901	1,493
Total Liabilities	1,462,570	1,218,647

Shareholders' Equity:
Preferred stock, $.01 par value, 1,000 shares authorized, none issued	–	–
Common stock, $.01 par value, 80,000 shares authorized, 24,542 and 25,624 shares issued and outstanding as of June 30, 2012 and December 31, 2011, respectively	245	256
Paid-in capital	44,947	38,801
Retained earnings	495,148	500,888
Accumulated other comprehensive income	17	6
Total Shareholders' Equity	540,357	539,951
Total Liabilities and Shareholders' Equity	$2,002,927	$1,758,598